EXHIBIT 99.1

Proxy          THE WESTON PAPER AND MANUFACTURING CO.

                                  PROXY
          SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
                     SPECIAL MEETING OF SHAREHOLDERS
                        ON APRIL            , 1998

         The undersigned stockholder of The Weston Paper and Manufacturing Co. ("Weston") hereby appoints Edward T. Turner, Jr. and Paul H. Granzow, and each of them individually, with full power of substitution, the proxy of the undersigned, to vote all shares of Common Stock, par value $0.50 per share, of Weston ("Weston Common Stock") which the undersigned is entitled, in any capacity, to vote at the Special Meeting of Shareholders to be held on April __, 1998 and any and all adjournments or postponements thereof (the "Special Meeting"), with all powers the undersigned would possess if personally present, as follows:

         1. To approve and adopt the Agreement and Plan of Merger, dated as of January 29, 1998, between Weston, International Paper Company and a wholly owned subsidiary of International Paper ("Sub"), pursuant to which Sub will be merged with and into Weston, with Weston being the surviving corporation in the merger (the "Merger"). Approval of this proposal will also constitute approval of the transactions contemplated by the Merger Agreement, including the Merger.

              (  ) FOR       (  )  AGAINST        (  )  ABSTAIN

         2. In their discretion, to vote upon all matters incident to the conduct of the Special Meeting and such other matters as may properly come before the Special Meeting or any adjournments or postponements thereof.

          THE BOARD OF DIRECTORS OF WESTON RECOMMENDS A VOTE FOR
                   THE APPROVAL OF THE MERGER AGREEMENT

         (Continued, and to be signed and dated on reverse side)


(Face of proxy card)


         This proxy, if properly executed and returned, will be voted in accordance with the instructions appearing on the proxy and at the discretion of the proxy holders as to any other matters that may properly come before the Special Meeting. In the absence of specific instructions, this proxy will be voted FOR approval of the stated proposal and at the discretion of the proxy holders as to any other matter that may properly come before the Special Meeting.

         THE UNDERSIGNED HEREBY ACKNOWLEDGES NOTIFICATION OF THE SPECIAL MEETING AND RECEIPT OF THE PROXY STATEMENT/PROSPECTUS DATED MARCH __, 1998, RELATING TO THE SPECIAL MEETING.

         PLEASE SIGN, DATE, AND MAIL THIS PROXY PROMPTLY IN THE RETURN ENVELOPE whether or not you expect to attend the Special Meeting. You may nevertheless vote in person if you do attend.



                                  Date______________________

                                  __________________________

                                  __________________________
                                         Signature(s)


Note: Please sign this proxy exactly as name appears hereon. If shares are held as joint tenants, both joint tenants should sign.
Attorneys-in-fact, executors, administrators, trustees, guardians, corporation officers or others signing in a representative capacity should indicate the capacity in which they are signing.



(Reverse of proxy card)